EXHIBIT 4.3

                       STOCK REPURCHASE AGREEMENT
                       FOR EMPLOYEE STOCKHOLDERS

THIS AGREEMENT is made on _______________, 199_, between __________________________________ (the
"Stockholder") and PETER KIEWIT SONS', INC., a
Delaware corporation (the "Corporation").

WHEREAS, the Corporation's Restated Certificate of
Incorporation sets forth certain restrictions on the ownership of shares of its Common Stock ("Stock");
and

WHEREAS, the Stockholder desires to own Stock subject to the terms and restrictions set forth in this Agreement and in the Corporation's Restated
Certificate of Incorporation.

NOW THEREFORE, in consideration of the issuance of Stock to the Stockholder and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the Stockholder and the Corporation agree as follows:

(1)	Stock Subject to Agreement. Unless otherwise
specifically set forth in a separate written agreement between the Corporation and the Stockholder, this Agreement shall apply to all Stock issued to the Stockholder on or before the date of this Agreement and any additional shares of Stock which are issued to the Stockholder after the date of this Agreement. This
Agreement supersedes any previous agreement between the Corporation and the Stockholder relating to such Stock and the sale or repurchase of such Stock by the Corporation.

(2)	Prohibited Transfers. Except as specifically
provided in this Agreement, the Stockholder shall not sell, assign, give, bequeath, pledge, or otherwise transfer any or all of the Stockholder's Stock by any means, whether voluntary or involuntary. Any such attempted sale or transfer shall be void and of no force or effect. If such transfer is attempted, the Corporation shall give written notice to the Stockholder to sell and deliver all of such Stock to the Corporation within 90 days after the date on which the Corporation receives actual notice of the attempted or proposed transfer.

(3)	Voluntary Sales to Corporation. The Stockholder
may sell all or part of the Stockholder's Stock to the Corporation by delivering to the Corporation the certificates representing the Stock to be sold with a written notice stating the Stockholder's desire to sell such Stock. The Corporation will accept such notice only during the first fifteen days of each calendar month. Notices received thereafter will be deemed to have been received on the first day of the following month. The Corporation shall purchase any Stock so offered. The Stockholder's right to sell and the Corporation's duty to repurchase Stock are subject to section 17 of this Agreement.

(4)	Corporation's Option to Purchase All Shares. If
the Stockholder attempts to make a prohibited transfer of, or voluntarily sells to the Corporation, part of the Stockholder's Stock, the Corporation shall have the option to purchase all or any part of the Stockholder's remaining Stock. The Corporation may exercise this option within 90 days after (a) the date of the written notice to the Stockholder referred to in section 2 in the case of an attempted prohibited transfer, or (b) the receipt of the certificates and written notice referred to in section 3 in the case of a voluntary sale to the Corporation. The Corporation may exercise such option by giving the Stockholder written notice to sell and deliver all or part of the Stockholder's remaining Stock, as specified in such notice.

(5)	Termination of Employment. Within 90 days after
the termination of the Stockholder's employment for any reason other than death, the Corporation shall give a written notice to the Stockholder to sell and deliver all of such Stockholder's Stock to the Corporation. For the purpose of this Agreement, "employment" means employment by the Corporation, one of its subsidiaries, a joint venture in which the Corporation and/or its subsidiaries have a 20 percent or more interest, Kiewit Coal Properties, Inc. or any subsidiary thereof or any joint venture in which Kiewit Coal Properties, Inc. or any such subsidiary has a 20 percent or more interest. "Subsidiaries" of the Corporation are any corporation in which this Corporation owns directly or indirectly at least 20 percent of the outstanding capital stock, based on the total dollar value of outstanding stock if there is more than one class of stock outstanding.
"Subsidiaries" of Kiewit Coal Properties, Inc. are any corporation in which Kiewit Coal Properties, Inc.
owns directly or indirectly at least a majority of the outstanding capital stock, based on the total dollar value of outstanding stock if there is more than one class of stock outstanding.

(6)	Death.
(a)	Within 180 days after the death of the
Stockholder, the Corporation shall give a written
notice to the Stockholder's successors or the personal
representative of the Stockholder's estate to sell and
deliver all of such Stockholder's Stock to the
Corporation.
(b)	Notwithstanding section 11 of this Agreement, the
deceased Stockholder's successors or the personal representative of the Stockholder's estate shall have the option to fix one or more alternate dates for the sale of the Stock by giving written notice of such dates to the Corporation and identifying the shares of Stock to be sold on such dates. Notice of any alternate sales dates must be given within 180 days after the death of the Stockholder or within 10 days after the date of the Corporation's notice to sell and deliver under giver paragraph (a), above, whichever comes first. The earliest alternate sale date may be the date of the notice given by the representative under this paragraph (b) and the latest sale date shall be the tenth day of January following the end of the fiscal year of the Corporation during which the Stockholder died. The stock certificates representing the Stock to be sold on a particular date shall be delivered to the Corporation on or before such date.

(7)	Authorized Transfers and Pledges.
(a)	With the prior approval of the Board of Directors,
the Stockholder may transfer Stock to a tax-exempt
charitable organization approved as such by the
Internal Revenue Service.
(b)	With the prior approval of the Board of Directors,
a Stockholder may transfer Stock to: (i) a fiduciary
for the benefit of the members of the Stockholder's
immediate family, (ii) a corporation 100 percent owned
by the Stockholder or the Stockholder and their spouse
and/or children, or (iii) a fiduciary for the benefit
of such a corporation.
(c)	As a condition precedent to transfer, each
transferee under (a) or (b) above must sign a new
repurchase agreement in a form satisfactory to the
Corporation.
(d)	The Stockholder may pledge Stock for loans in
connection with the ownership of Stock.

(8)	Excessive Amount. Under Article Sixth,
subparagraph (D)(3)(d) of the Corporation's Restated
Certificate of Incorporation, upon a determination by the Board of Directors that the amount of Stock held by the Stockholder is excessive in view of the Corporation's policy that the level of Stockholder's stock ownership should reflect certain factors, including but not limited to (a) the relative contribution of that Stockholder to the economic performance of the Corporation, (b) the effort being put forth by such Stockholder, and/or (c) the level of responsibility of such Stockholder, the Corporation shall have the option to purchase from such Stockholder an amount of Stock sufficient to decrease the amount of Stock owned by such Stockholder to an amount that the Board of Directors, in its discretion, believes is appropriate. In the event that the Corporation elects to exercise this option, it shall give the Stockholder written notice to sell and deliver to the Corporation the amount of Stock specified in such notice.

(9)	Purchase Price. Article Sixth, subparagraph (D)(4)
of the Corporation's Restated Certificate of Incorporation, provides that, if the Corporation is obligated to repurchase shares of Stock, the purchase price shall be the Common Share Price. Article Eighth of the Corporation's Restated Certificate of Incorporation sets forth definitions of the terms
"Common Share Price", as well as "Formula Value", and other terms relevant to calculating the price applicable to any particular repurchases. These provisions of the Corporation's Restated Certificate of Incorporation are incorporated herein by reference.

(10)	Payment. Subject to section 11 of this Agreement:
(a)	The Corporation shall make payment for any Stock
it purchases within 60 days after (i) the date upon
which the Corporation receives such Stock in the event
of a voluntary sale by the Stockholder under section 3
of this Agreement, (ii) the date of the sale of such
Stock specified in any notice given by the
Stockholder's successors or personal representative
under section 6(b) of this Agreement, or (iii) the
date of the Corporation's written notice to sell and
deliver such Stock in the event of any other sale
under this Agreement.
(b)	The Corporation shall be authorized to deduct from
the payment of the purchase price for Stock sold by
the Stockholder any amount owed by the Stockholder to
the Corporation and/or to any pledgee of such Stock.
(c)	The Corporation shall not be obligated to pay any
interest on any amounts to be paid under this
Agreement.
(d)	If the per share price at which the Corporation is
to purchase Stock has not been computed within the time prescribed for payment under this Agreement because the preparation of the audited Consolidated
Financial Statements of the Corporation and Consolidated Subsidiaries has not yet been completed, the Corporation shall make an "initial payment" within the time period prescribed for payment for such Stock, using the per share price applicable to purchases of Stock during the preceding fiscal year.
If the per share price for purchases during the current year is determined to be greater than that for the preceding year, the Corporation shall pay the difference between the initial payment and the actual amount entitled to be received under the current per share price within 10 days after the date upon which the per share price for the current year is completed.
If the per share price for purchases during the current year is determined to be less than that for the preceding year, the person or entity to whom the initial payment was made shall repay the difference between the initial payment and the actual amount entitled to be received under the current per share price within 10 days after the date of a written notice from the Corporation requiring payment of such amount.

(11)	 Surrender of Stock. Except as provided in section
6(b) of this Agreement, the Stockholder or the Stockholder's successors or the personal representative of the Stockholder's estate must sell and deliver stock certificates to the Corporation within 10 days after the date of the Corporation's notice to sell and deliver such Stock. Any stock certificate to be sold to the Corporation must be endorsed in blank or accompanied by appropriate stock powers executed in blank, and accompanied by such other evidence of authority as the Corporation may reasonably require. In the event of failure to deliver stock certificates with required evidence of authority within the time periods specified, the Corporation's
Secretary shall cancel each certificate on the books of the Corporation and such shares of Stock shall be deemed no longer outstanding. The holder of canceled shares of Stock shall have no further interest as a stockholder of the Corporation with respect to such shares of Stock except the right to receive the purchase price.

(12)	Notices. Any notices under this Agreement shall be
in writing and shall be sufficient if delivered in person or sent by certified mail, return receipt requested. The notice to the Stockholder or the Stockholder's successors or personal representative, if mailed, shall be sent to the Stockholder's last known address. The notice to the Corporation shall be delivered or mailed to the Secretary, Peter Kiewit
Sons' Inc., 1000 Kiewit Plaza, Omaha, Nebraska 68131.

(13)	Governing Law. This Agreement shall be governed by
the laws of the State of Delaware.

(14)	Failure to Meet Times. No failure by the
Corporation, the Stockholder, or the successors or personal representative of the Stockholder's estate to take any action within any time period prescribed by this Agreement shall render the Stock of the Corporation transferable other than in conformance with the provisions of this Agreement or preclude the Corporation from exercising its right to purchase or cancel any such Stock.

(15)	Binding Effect. This Agreement is binding on the
Stockholder's transferees, pledgees, heirs, successors, personal representatives, and assigns, and upon the successors and assigns of the Corporation.

(16)	Severability. If any portion of this Agreement is
held invalid, that invalidity shall not affect the remaining portions which can be given effect without the invalid portion.

(17)	Suspension of Repurchase Duties. Article Sixth,
subparagraph (D)(8) of the Corporation's Restated
Certificate of Incorporation provides that the Board of Directors may suspend the Corporation's obligation to repurchase Stock for a period of not longer than 365 days.

(18)	Restated Certificate of Incorporation. The
Corporation's Restated Certificate of Incorporation contains additional restrictions which may apply to the Stockholder. The parties agree that, if the provisions of the Corporation's Restated Certificate of Incorporation, including any amendments that may be adopted subsequent to the date of this Agreement, are more restrictive than the provisions of this Agreement, the more restrictive provisions of the Restated Certificate of Incorporation shall prevail.

                               ***
WITNESS:


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                                    										Stockholder
ATTEST:
                                									PETER KIEWIT SONS', INC.


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 Assistant Secretary							                   President